                                                                     EXHIBIT 3.7

                                                                          [SEAL]

                          CERTIFICATE OF INCORPORATION

                                       OF

                           WINFRED BERG LICENSCO INC.

          FIRST: The name of the corporation is WINFRED BERG LICENSCO INC. (the "Corporation").

          SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the County of New Castle, Wilmington, Delaware, and the name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted are:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and

          In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law of Delaware or by this certificate of incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand

(1,000) shares of Common Stock, par value $.01 per share, amounting in the aggregate to one hundred dollars ($100).

          FIFTH: The name and mailing address of the incorporator is Mary Jo Cisternino, c/o Cummings & Lockwood, Ten Stamford Forum, P.O. Box 120, Stamford, Connecticut 06904.

          SIXTH: The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the By-Laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the By-Laws of the Corporation.

          SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application is made, be binding upon all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

          NINTH: No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

          TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute.

          THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly, has hereunto set her hand this 29th day of November, 1988.


                                    /s/ Mary Jo Cisternino
                                    --------------------------
                                    Mary Jo Cisternino
                                    Sole Incorporator